VSE Reports Financial Results for First Quarter 2016
Revenue and Profits Increase Year over Year

Alexandria, Virginia, April 28, 2016 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three months ended March 31, 2016.

	First Quarter Results (dollars in thousands)
	2016	2015	% Change
Revenues	$143,636	$120,791	18.91%
Operating income	$12,741	$10,684	19.25%
Net income	$6,552	$5,220	25.52%
EPS (Diluted)	$1.21	$0.97	24.74%

"Our operating results have improved compared to our first quarter of the prior year," said Maurice "Mo" Gauthier, VSE CEO. "Recent awards in our Federal Services Group position us well for steady improvement in our traditional markets as the year progresses. We received authorization to transfer two frigates to Taiwan under our FMS Program and we are beginning the transition phase of our new logistics and maintenance contract at Red River Army Depot. We expect to build on this momentum through the remainder of the year."

Mr. Gauthier continued, "While much of our focus over the past few years has been on our pivot to more profitable offerings and markets, such as supply chain management, and more recently, general aviation, we are encouraged about our recent performance and prospects for further growth in our traditional DoD service offerings."

Revenues were $143.6 million in the first quarter of 2016 compared to $120.8 million in the first quarter of 2015. The revenue increase was partially attributable to the inclusion of three months of Aviation Group in the first quarter of 2016 as compared to the inclusion of approximately two months in the first quarter of 2015. This was due to the closing of this acquisition on January 28, 2015. Our Federal Services and Supply Chain Management groups also recorded revenue increases for the quarter.

Operating income was $12.7 million for the first quarter of 2016 compared to $10.7 million in the first quarter of 2015. The operating income increase primarily was attributable to revenue increases in our Federal Services and Supply Chain Management groups, a reduction in the earn-out obligation for our Aviation Group, partially offset by certain legal fees and settlement costs. Net income was $6.6 million for the first quarter of 2016, or $1.21 per diluted share, compared to $5.2 million, or $0.97 per diluted share for the first quarter of 2015.

Bookings in our Federal Services and IT, Energy and Management Consulting groups were $51 million for the first three months of 2016 compared to revenue for these groups of $59 million. Funded contract backlog at March 31, 2016 was $229 million, compared to $238 million at December 31, 2015 and $185 million at March 31, 2015.

Non-GAAP Financial Information (unaudited)

For the three months ended March 31,
(dollars in thousands)
	2016	2015	% Change
Net Income	$6,552	$5,220	26%
Interest Expense	$2,497	$2,143	17%
Income Taxes	$3,692	$3,321	11%
Amortization of Intangible Assets	$4,020	$3,641	10%
Depreciation and Other Amortization	$2,221	$2,460	-10%
EBITDA	$18,982	$16,785	13%
Earn-Out Adjustments (Income)/Expense	$(1,384)	$310	-
Acquisition Transaction Costs	$0	$278	-
Adjusted EBITDA	$17,598	$17,373	1%

EBITDA was $19.0 million for the first quarter of 2016, compared to $16.8 million for the first quarter of 2015. Adjusted EBITDA was $17.6 million for the first quarter of 2016, compared to $17.4 million for the first quarter of 2015.

Capital Expenditures
Capital expenditures were $1.4 million for the first quarter of 2016 compared to $3.4 million for the first quarter of 2015. Capital expenditures for the first quarter of 2015 included the purchase of property to support our Federal Services Group operations and investment in facility improvements to property supporting Wheeler Bros., Inc.

Operational Highlights
•
Our Federal Services Group was awarded an Equipment Related Services (ERS) task order under the TACOM Strategic Services Solutions (TS3) contract to support maintenance, repair, overhaul, modification and upgrade of military vehicles and other equipment for the Red River Army Depot (RRAD) located west of Texarkana, Texas. This task order consists of a base year (including a base surge option), two one-year options and an additional six-month option for a total potential value of $243.8 million, if all options are exercised. We disclosed this award, which was under protest, in our recently filed 10-K for 2015 and associated earnings release. GAO subsequently denied the protest and affirmed the award to VSE. We expect to complete our transition as the new prime contractor and begin work on May 16, 2016.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to the Form 10-Q which will be filed with the Securities and Exchange Commission (SEC) on or about April 29, 2016 for more details on the 2016 first quarter results.  Also, please refer to VSE's Annual Report on Form 10-K for the year ended December 31, 2015 for further information and analysis of VSE's financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Non-GAAP Financial Information
This earnings release contains financial measures above under the caption "Non-GAAP Financial Information (unaudited)" that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G, including EBITDA and Adjusted EBITDA. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA, as defined above, adjusted for changes in earn-out obligations from acquisitions and transaction costs associated with acquisitions. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items.  They should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$587	$740
Receivables, net	76,878	78,471
Inventories	113,633	109,123
Other current assets	13,184	9,138
Total current assets	204,282	197,472

Property and equipment, net	63,796	64,308
Intangible assets, net	139,023	143,043
Goodwill	198,545	198,545
Other assets	15,274	13,986
Total assets	$620,920	$617,354

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$18,210	$17,272
Accounts payable	51,445	40,084
Current portion of earn-out obligation	8,015	9,678
Accrued expenses and other current liabilities	27,159	29,067
Dividends payable	594	591
Total current liabilities	105,423	96,692

Long-term debt, less current portion	201,675	215,243
Deferred compensation	13,070	11,169
Long-term lease obligations, less current portion	22,914	23,251
Earn-out obligation, less current portion	10,445	10,166
Deferred tax liabilities	31,099	31,524
Total liabilities	384,626	388,045

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,399,342 and 5,375,532 respectively	270	269
Additional paid-in capital	23,136	21,637
Retained earnings	213,436	207,478
Accumulated other comprehensive loss	(548)	(75)
Total stockholders' equity	236,294	229,309
Total liabilities and stockholders' equity	$620,920	$617,354

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	For the three months
	ended March 31,
	2016	2015

Revenues:
Products	$85,271	$69,721
Services	58,365	51,070
Total revenues	143,636	120,791

Costs and operating expenses:
Products	69,290	56,183
Services	56,204	49,124
Selling, general and administrative expenses	1,381	1,159
Amortization of intangible assets	4,020	3,641
Total costs and operating expenses	130,895	110,107

Operating income	12,741	10,684

Interest expense, net	2,497	2,143

Income before income taxes	10,244	8,541

Provision for income taxes	3,692	3,321

Net income	$6,552	$5,220

Basic earnings per share:	$1.22	$0.97

Basic weighted average shares outstanding	5,389,184	5,369,695

Diluted earnings per share:	$1.21	$0.97

Diluted weighted average shares outstanding	5,403,097	5,380,217

Dividends declared per share	$0.11	$0.10

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the three months
	ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$6,552	$5,220
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,241	6,101
Deferred taxes	(129)	(1,313)
Stock-based compensation	1,028	788
Earn-out obligation adjustment	(1,384)	310
Changes in operating assets and liabilities, net of impact of acquisition:
Receivables, net	1,593	(9,195)
Inventories	(4,510)	(1,298)
Other current assets and noncurrent assets	(5,330)	(741)
Accounts payable and deferred compensation	13,097	(1,246)
Accrued expenses and other current liabilities	(1,429)	1,074
Long-term lease obligations	(337)	(280)

Net cash provided by (used in) operating activities	15,392	(580)

Cash flows from investing activities:
Purchases of property and equipment	(1,428)	(3,384)
Proceeds from the sale of property and equipment	6	207
Cash paid for acquisitions, net of cash acquired	-	(188,771)

Net cash used in investing activities	(1,422)	(191,948)

Cash flows from financing activities:
Borrowings on loan agreement	49,699	300,471
Repayments on loan agreement	(62,468)	(104,349)
Payment of debt financing costs	-	(2,280)
Payments on capital lease obligations	(264)	(233)
Payments of taxes for equity transactions	(499)	(341)
Dividends paid	(591)	(535)

Net cash (used in) provided by financing activities	(14,123)	192,733

Net (decrease) increase in cash and cash equivalents	(153)	205
Cash and cash equivalents at beginning of period	740	263
Cash and cash equivalents at end of period	$587	$468